Exhibit 10.1

Minim, inc.

amendment of employment agreement AND SEVERANCE AGREEMENT

AUGUST 15, 2022

Reference is hereby made to that certain Employment Agreement between Minim, Inc. (the “Company”) and Mehul Patel (“Executive”), dated March 21, 2022 (the “Employment Agreement”) and Severance Agreement, dated March 21, 2022 (the “Severance Agreement”). This Amendment to the Employment Agreement and Severance Agreement (the “Amendment”), is entered into on the date first written above, by and between you and the Company. The Company and the Executive are each a “Party” and together, the “Parties.” In consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.	Section 2 of the Employment Agreement is deleted in its entirety and is replaced with the following:

“The Employee shall serve the Company as Chief Executive Officer. In such capacity, the Employee shall be subject to the direction of the Company’s Board of Directors. The Employee shall also perform such other services and duties consistent with Employee’s position as Chief Executive Officer in connection with the Company as may be assigned or delegated to the Employee from time to time by or under the authority of the Company’s Board of Directors.”

2.	Section 3(a) of the Employment Agreement is revised to reflect an annualized base salary of $400,000 per year. Section 3(a) is further amended to add the phrase, “upwards, but in no event shall the Employee’s salary be decreased without the Employee’s written consent,” in the second sentence of such Section 3(a) immediately after the word, “salary.”

3.	Section 4, 5(b) and Section 17 of the Employment Agreement is revised to replace “Chief Executive Officer” with “Board of Directors or other Authorized Officer.”

4.	Section 7(f) of the Employment Agreement is deleted in its entirety and is replaced with the following:

“Non-Solicitation. During Non-Solicitation Period, and regardless of the reasons for the termination of the Employee’s employment with the Company, the Employee will not, in any form or manner, directly or indirectly: (1) hire, employ, engage, solicit, entice, encourage, accept or cause to terminate another person’s relationship with the Company or attempt to hire, employ, engage, solicit, entice, encourage, accept or cause to terminate another person’s relationship with the Company, any Company employee, consultant or other service provider; or (2) hire, employ, engage or otherwise become involved in a business association or attempt to hire, employ, engage or otherwise become involved in a business association with any person who at any time during the one (1) year prior to the termination of the Employee’s employment with the Company was employed by the Company or engaged as a consultant to the Company; or (3) contact, solicit, divert, take away, or attempt to contact, solicit, divert or take away, any clients, customers, suppliers, vendors or accounts, or prospective clients, customers, suppliers, vendors, or accounts, of the Company, or any of the Company’s business with such clients, customers, suppliers, vendors or accounts. It is agreed between the Company and you that any general solicitation that is not directed specifically to any employee, consultant, agent, director or officer of the Company shall not be a breach of this Agreement. The Employee acknowledges that the restrictions contained in this Section extend to and expressly prohibit conduct via social media that would violate this Section.”

5.	Section 7(i) of the Employment Agreement is deleted in its entirety and replaced with the following:

“Injunctive Relief/Attorneys’ Fees. The Employee understands and acknowledges that the Company’s Proprietary Information, Inventions, and goodwill are of a special, unique, unusual, character which gives them a peculiar value, the loss of which cannot be reasonably compensated in damages in an action at law. The Employee understands and acknowledges that, in addition to any and all other rights or remedies that the Company may possess, the Company shall be entitled to injunctive and other equitable relief, without posting a bond, if the Employee breaches any portion of this Agreement or in order to prevent a breach or threatened breach of this Agreement (and/or any provision thereof and in particular, the provisions contained in this Section 7 regarding, non-solicitation, confidentiality, and non disparagement) by the Employee. Further, to the extent permitted by law, in the event of any claim brought by a party hereto with respect to the breach of this Agreement, the legal fees and expense of the prevailing party shall be borne by the non-prevailing party.”

6.	Section 9 of the Employment Agreement is deleted in its entirety and replaced with the following:

“Integration. This Agreement, together with the Severance Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to such subject matter.”

7.	Section 2(a)(iii) of the Severance Agreement is amended to add the following proviso:

“provided, that, any refusal by the Employee to perform its duties and responsibilities if such refusal is a result of requests that the Employee believes to be unethical or in violation of laws and regulations shall not constitute Cause so long as Employee promptly notifies the Company of such requests;”

8.	Section 2(b) of the Severance Agreement is amended to:

a.	add a new clause (iv) to the definition of “Good Reason”:

“iv. Any duties requested by the Company to be performed by the Employee that are considered unethical or not in compliance with laws and regulations”; and

b.	add the following proviso to the end:

“; provided, that, any events or actions by the Company that are deemed unethical or in violation of laws and regulations and not curable following the Employee’s written objection to the Company shall still constitute “Good Reason” hereunder.”

All other terms of Executive’s Employment Agreement and Severance Agreement will remain in effect and Executive will continue to provide services to the Company pursuant to the Employment Agreement and Severance Agreement. In connection with any future amendment to Employee’s Employment Agreement and Severance Agreement, the Company will consider additional amendments proposed by the Employee.

This Amendment may be executed in one or more counterparts, none of which need to contain the signature of more than one party, each of which will be deemed to be an original, and all of which taken together shall constitute one and the same instrument. The facsimile or PDF signatures of the Parties shall be deemed to constitute original signatures, and facsimile or PDF copies of this Amendment shall be deemed to constitute duplicate originals.

[Signature page follows.]

In witness whereof, the parties have executed this Amendment as of the date hereof.

minim, inc.

By:	/s/ Sara Bishop
Name:	Sara Bishop
Title:	Head of Talent and Culture

executive

By:	/s/ Mehul Patel
Name:	Mehul Patel